October 22, 2024

James Dennedy
Chief Financial Officer
SHF Holdings, Inc.
1526 Cole Blvd., Suite 250
Golden, CO 80410

       Re: SHF Holdings, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-40524
Dear James Dennedy:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance